Exhibit 10.47
8.034% SERIES G CUMULATIVE REDEEMABLE PERPETUAL
PREFERENCE UNITS TERM SHEET AND JOINDER
TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
     This 8.034% Series G Cumulative Redeemable Perpetual Preference Units Term Sheet and Joinder to the Second Amended and Restated Agreement of Limited Partnership is made and entered as of March 4, 2011 (the “Term Sheet”) by the signatories hereto. As of March 4, 2011 (the “Effective Date”), each person and entity signing this Term Sheet hereby joins in, adopts and agrees to be bound by all the terms and provisions of the Agreement (as defined below) as a Limited Partner of the Partnership holding the number of Series G Units (as defined below) as indicated on Exhibit A attached hereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).
WITNESSETH:
     WHEREAS, on March 4, 2011 the Company, in connection with the closing of an underwritten secondary public offering, issued 8,000,000 shares of 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) in exchange for an aggregate of 6,000,000 8.0625% Series D Cumulative Redeemable Perpetual Preference Units of the Partnership (the “Series D Units”) and an aggregate of 2,000,000 7.95% Series F Cumulative Redeemable Perpetual Preference Units of the Partnership (the “Series F Units” and together with the Series D Units, the “Preferred Units”) previously held by Belair Real Estate Corporation, Belcrest Realty Corporation, Belmar Realty Corporation, Belport Realty Corporation, Belrose Realty Corporation, Belvedere Equity Real Estate Corporation, Belshire Realty Corporation and Belterra Realty Corporation (the “Series D&F Unitholders”) pursuant to an Exchange Agreement dated March 1, 2011 between the Company, the Partnership and the Series D&F Unitholders;
     WHEREAS, the Company contributed the Preferred Units to the General Partner in exchange for the issuance to the Company of 8,000,000 shares of 8.034% Series G Cumulative Redeemable Perpetual Preferred Stock by the General Partner (the “Series G Preferred Stock”) having designations, preferences, conversion and other rights which are substantially the same as the designations, preferences, conversion and other rights of the Series A Preferred Stock;
     WHEREAS, the General Partner has determined that, in connection with the Company’s issuance of the Series A Preferred Stock, and the General Partner’s issuance of the Series G Preferred Stock, it is necessary and desirable to supplement that certain Second Amended and Restated Agreement of Limited Partnership of MHC Operating Limited Partnership, dated as of March 15, 1996 (as amended, the “Agreement”) as set forth herein to cause the Partnership (i) to cancel the Preferred Units and (ii) to issue to the General Partner Preference Units in the form of Series G Units (as defined below) having designations, preferences, conversion and other rights which are substantially the same as the designations, preferences, conversion and other rights of the Series A Preferred Stock in accordance with Section 3.2(B) of the Agreement;

     WHEREAS, pursuant to Section 3.2(B)(e) of the Agreement, the terms of Preference Units shall be set forth in a Preference Unit Term Sheet; and
     WHEREAS, it is intended that this Term Sheet shall constitute a Preference Unit Term Sheet.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership, to supplement the Agreement pursuant to this Term Sheet:
     1. Introduction. As of the date hereof (a) the General Partner (the “Series G Partner”) has contributed the Preferred Units to the Partnership in exchange for the issuance of 8,000,000 8.034% Series G Cumulative Redeemable Perpetual Preference Units (the “Series G Units”) by the Partnership and the cancellation of the Preferred Units. The Series G Units issued to the Series G Partner have been duly issued and authorized. By execution of this Term Sheet, the Series G Partner has agreed to be bound by all of the terms and conditions of the Partnership Agreement, as supplemented thereby.
     Section 1. Definitions. For purposes of this Term Sheet, the term “Parity Preferred Units” shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding and expressly designated by the Partnership to rank on a parity with Series G Units with respect to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, including, without limitation the 2004 Series E Preference Units. The term “Priority Return” shall mean, an amount equal to 8.034% per annum, determined on the basis of a 360 day year of twelve 30 day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to a period of ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Section 3 of this Term Sheet, of the stated value of $25.00 per Series G Unit, commencing on the date of issuance of such Series G Unit. The term “PTP” shall mean a “publicly traded partnership” within the meaning of Section 7704 of the Code. The term “Subsidiary” shall mean with respect to any Person, any other Person of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person. The term “Affiliate” shall mean, as to any Person, any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person (for purposes hereof, “control” shall include the power to direct the actions of a Person, regardless of whether the same shall involve an ownership interest in such Person). The definition of the term “Adjusted Capital Account Deficit” in the Agreement is amended by inserting the word “deficit” before the word “balance” therein.
     Section 2. Designation and Number. A series of Preference Units designated as the “8.034% Series G Cumulative Redeemable Perpetual Preference Units” is hereby established. The number of Series G Units shall be 8,000,000.

     Section 3. Distributions.
     (a) Payment of Distributions. (i) Subject to the rights of holders of Parity Preferred Units as to the payment of distributions, and holders of preferred units ranking senior to the Series G Units, as to payment of distributions, holders of Series G Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Capital Cash Flow and Operating Cash Flow (together, “Available Cash”), cumulative preferential cash distributions at the rate per annum of 8.034% of the original Capital Contribution per Series G Unit. All distributions shall be cumulative, shall accumulate from the original date of issuance and will be payable (1) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence) in arrears, on March 31, June 30, September 30 and December 31 of each year commencing on March 31, 2011 and (2) in the event of a redemption on the redemption date, (each such payment, exchange or redemption date, a “Preferred Unit Distribution Payment Date”). The amount of the distribution payable for any period will be computed based on the ratio of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series G Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series G Units will be made to the holders of record of the Series G Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen (15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (each, a “Preferred Unit Partnership Record Date”). The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
          (ii) No distributions on the Series G Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.
     (b) Distributions Cumulative. Notwithstanding the foregoing, distributions on the Series G Units will accumulate, whether or not declared, whether or not the terms and provisions herein at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared. Accumulated but unpaid distributions on the Series G Units will accumulate from the original date of issuance or the last Preferred Unit Distribution Payment Date on which all accumulated distributions were paid. Accumulated and unpaid distributions will not bear interest.
     (c) Priority as to Distributions. (i) So long as any Series G Unit is outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Units ranking junior as to the payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership to the Series G Units (collectively, “Junior Units”), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Junior Units, unless, in each case, all distributions accumulated on all Series G Units and all classes and series of outstanding Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units does not have cumulative distribution rights) have been paid in full (or a sum sufficient for such full payment is irrevocably deposited in a trust for immediate payment. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into other Junior Units or Parity Preferred Units or Common Shares or other capital stock of the Company in accordance with the exchange rights of such Junior Units or Parity Preferred Units, (c) the redemption of Units corresponding to any Series A Preferred Stock, Parity Preferred Stock (as defined in the Articles Supplementary to the Charter (as defined below) establishing the Series A Preferred Stock (the “Articles Supplementary”)) or Junior Stock (as defined in the Articles Supplementary) to be purchased by the Company pursuant to Article VII of the Articles of Amendment and Restatement of the Company (the “Charter”) to preserve the Company’s status as a real estate investment trust (“REIT”), provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter, (d) any distributions to the General Partner necessary for the General Partner or the Company to maintain its status as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (“Code”), or (e) the redemption, purchase or other acquisition of Junior Units made for purposes of, and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary of the Partnership or the Company.
          (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series G Units, all distributions authorized and declared on the Series G Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series G Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series G Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.
     (d) No Further Rights. Holders of Series G Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.
     Section 4. Allocations.
     (a) Gross Income. Subject to Section 4(b) hereof, each holder of a Series G Unit shall be allocated gross income of the Partnership for each fiscal year in an amount equal to the excess, if any, of (i) the sum of the amounts distributed to such holder pursuant to Section 3 hereof with respect to such fiscal year and all prior fiscal years, over (ii) the amount of gross income allocated to such holder (or any predecessor in interest) pursuant to this Section 4(a) (as limited by Section 4(b) hereof) for all prior fiscal years. In the event the allocation of gross income pursuant to the preceding sentence with respect to any fiscal year is limited pursuant to Section 4(b) hereof, the amount available for allocation after application of Section 4(b) hereof shall be allocated among all holders of Series G Units based on the relative amounts that would be allocated to each holder of Series G Units if Section 4(b) hereof did not apply.
     (b) Limitation. Notwithstanding Section 4(a) hereof, in no event shall holders of Series G Units be allocated a cumulative amount under this Section 4 in excess of the cumulative Profit (determined hypothetically as if there were no allocation of gross income or other special allocation to any Partner) for the period commencing March 4,2011, through the end of the fiscal quarter next following the exchange or redemption of the Series G Units.
     (c) Percentage Interest. Profits and Losses for each fiscal year of the Partnership or portion thereof shall be allocated to each holder of Series G Units based on such holder’s Percentage Interest. For purposes of computing the OP Unit Value of Series G Units (and therefore the Percentage Interest of holders of Series G Units), the entire issue of Series G Units shall be deemed to be convertible into a single OP Unit, and each Series G Unit shall be deemed to be convertible into a pro rata portion of such single OP Unit.
     Section 5. Liquidation Proceeds.
     (a) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership and subject to holders of preferred units ranking senior to the Series G Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of Series G Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of Common Units or any other class or series of stock of the Partnership that ranks junior to the Series G Units as to rights upon liquidation, dissolution or winding up of the Partnership, an amount equal to the sum of (i) a liquidation preference of $25.00 per share of Series G Units, and (ii) an amount equal to any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series G Units and any Parity Preferred Units as to rights upon liquidation, dissolution or winding up of the Partnership, all payments of liquidating distributions on the Series G Units and such Parity Preferred Units shall be made so that the payments on the Series G Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the respective rights of the Series G Units and such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Partnership bear to each other.
     (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series G Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

     (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Units will have no right or claim to any of the remaining assets of the Partnership.
     (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust, partnership, limited liability company or other entity (or of any corporation, trust, partnership, limited liability company or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.
     Section 6. Redemption.
     (a) Right of Optional Redemption. The Partnership shall have the right to redeem the Series G Units in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days’ written notice, at a redemption price (the “Redemption Price”), payable in cash, equal to the higher of (i) the Capital Account balances of the holders of Series G Units or (ii) the original Capital Contribution of such holders plus the cumulative Priority Return, whether or not declared, to, but not including, the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series G Units are to be redeemed, the Series G Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). If the Company exercises its optional redemption right after the occurrence of a Change of Control Triggering Event (as defined in the Articles Supplementary for the Company’s Series A Preferred Stock) and prior to the close of business on the Change of Control Conversion Date (as defined in the Articles Supplementary for the Company’s Series A Preferred Stock), holders of Series G Units will not have the conversion rights described in this Section 6 hereof with respect to the Series G Units to be redeemed. If fewer than all of the outstanding shares of Series G Units are to be redeemed, the Series G Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units), subject to any applicable conventions of The Depository Trust Company (“DTC”) for redemption of book-entry securities. Further, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, the Series G Units will also be subject to the provisions of Article VII of the Charter.
     (b) Limitation on Redemption. The Partnership may not redeem fewer than all of the outstanding Series G Units unless all accumulated and unpaid distributions have been paid on all outstanding Series G Units for all quarterly distribution periods terminating on or prior to the date of redemption; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series G Units or Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all Series G Units or Parity Preferred Units, as the case may be, which offer may be accepted by such holders in such holders’ sole discretion.

     (c) Procedures for Redemption. (i) Notice of redemption will be (A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series G Units to be redeemed at their respective addresses as they appear on the transfer records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series G Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (1) the redemption date, (2) the Redemption Price, (3) the aggregate number of Series G Units to be redeemed and if fewer than all of the outstanding Series G Units are to be redeemed, the number of Series G Units to be redeemed held by such holder, which number shall equal such holder’s pro rata share (based on the percentage of the aggregate number of outstanding Series G Units the total number of Series G Units held by such holder represents) of the aggregate number of Series G Units to be redeemed, (4) the place or places where the Series G Units are to be surrendered for payment of the Redemption Price, (5) that distributions on the Series G Units to be redeemed will cease to accumulate on such redemption date and (6) the payment of the Redemption Price (including any accumulated and unpaid distributions) will be made upon presentation and surrender of such Series G Units. If fewer than all of the Series G Units held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series G Units held by such holder to be redeemed.
          (ii) If the Partnership gives a notice of redemption in respect of Series G Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series G Units being redeemed funds sufficient to pay the applicable Redemption Price, including any accumulated and unpaid distributions, on such units to the date fixed for redemption, without interest, and will give irrevocable instructions and authority to pay such Redemption Price and any accumulated and unpaid distributions, whether or not declared, if any, on such units to the holders of the Series G Units upon surrender of the Series G Units by such holders at the place designated in the notice of redemption. If the Series G Units are evidenced by a certificate and if fewer than all Series G Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series G Units, evidencing the unredeemed Series G Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series G Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series G Units is not a Business Day, then payment of the Redemption Price (including any accumulated and unpaid distributions) in respect of the Series G Units payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or otherwise not paid by the Partnership, distributions on such Series G Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price (including any accumulated but unpaid distributions).

     Section 7. Effects of, and Actions Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event (as defined in the Articles Supplementary of the Company’s Series A Preferred Stock), any or all of the Series G Units will, upon no less than five (5) Business Days’ notice (unless waived by the unit holder) be converted into Common Units and/or cash and/or any alternative consideration (or any combination of the foregoing), as determined by the General Partner in good faith to achieve an appropriate mirroring of the actions taken by, and effect upon the Company and the affected holders of shares of Series A Preferred Stock with respect to the Change of Control Triggering Event. The General Partner shall be empowered to effect such changes at any time before, at, or after the occurrence or expected possible occurrence of a Change of Control Triggering Event in any manner it determines to be reasonable and appropriate.
     Section 8. Voting Rights.
     (a) General. Holders of the Series G Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in Section 16 of the Agreement and except as set forth below.
     (b) Certain Voting Rights. So long as any Series G Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series G Units outstanding at the time (i) (A) authorize or create, or increase the authorized or issued amount of, any class or series of Units senior to the Series G Units with respect to payment of distributions or rights upon liquidation, dissolution or winding up, or (B) reclassify any Partnership Interests into any such senior Units, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Units, (ii) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Parity Preferred Units or Units which purport to be on parity with the Series G Units as to either (but not both) distributions or rights upon liquidation, dissolution or winding up, but only to the extent such Parity Preferred Units or any Units which purport to be on parity with the Series G Units as to either (but not both) distributions or rights upon liquidation, dissolution or winding up issued pursuant to this clause (ii) are issued to any “affiliate” (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933) of the Partnership (other than the Company to the extent the issuance of such interests was to allow the Company to issue corresponding Preferred Stock to persons who are not Affiliates of the Partnership) or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Agreement, whether by merger, consolidation or otherwise, in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series G Units or the holders thereof; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership’s assets as an entirety, so long as (1) the Partnership is the surviving entity and the Series G Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series G Units for other interests in such entity having substantially the same terms and rights as the Series G Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series G Units. Notwithstanding anything to the contrary contained in clause (ii) above, the Partnership may (x) create additional classes and series of Parity Preferred Units and Units junior to the Series G Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or both, (y) increase the authorized number of Parity Preferred Units and Units junior to the Series G Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or both, and (z) issue additional classes and series of Parity Preferred Units and Units junior to the Series G Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or both, without the consent of any holders of Series G Units, to any “affiliate” of the Partnership (as such term is defined in Rule 144 of the General Rules and Regulations under the Securities Act of 1933), provided that any such Parity Preferred Units or Units which purport to be on parity with the Series G Units as to either (but not both) distributions or rights upon liquidation, dissolution or winding up, are issued with the consent of the majority of the independent directors of the Company’s board of directors.
     Section 9. Transfer Restrictions. Notwithstanding anything in Section 12 of the Agreement to the contrary, holders of Series G Units may transfer Series G Units without the consent of the General Partner, so long as such transfer (a) would not in the opinion of legal counsel to the Partnership, violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (b) would not in the opinion of legal counsel to the Partnership, result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes, result in a termination of the Partnership for federal income tax purposes or adversely affect the ability of the General Partner or the Company to continue to qualify as a REIT or would subject the General Partner or the Company to any additional taxes under Section 857 or 4981 of the Code, (c) would not be to a lender to the Partnership or any Person who is Related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership, whose loan constitutes a Nonrecourse Liability (as defined in Section 1.752-1(a)(2) of the Regulations), (d) would not, in the opinion of legal counsel to the Partnership, require filing of a registration statement under the Securities Act of 1933, as amended, or would not otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Units, (e) is not effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and would not cause the Partnership to be a PTP, (f) would not cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (g) would not, in the opinion of counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101, (h) would not subject the Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended, (i) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Treasury Regulation Section 1.7704-1(h), would not increase the number of partners in the Partnership by the number that is the lesser of five (5) and the number that would bring the total number of partners within the meaning of Treasury Regulation Section 1.7704-1(h)(3) to ninety-five (95), or (j) in the event that the Partnership is satisfying and relying upon the private placement safe harbor of Notice 88-75 (1988-2 C.B. 386), would not increase the number of partners (within the meaning of Notice 88-75 (1988-2 C.B. 386)) in the Partnership (including for this purpose as a partner any person indirectly owning Series G Units through a partnership, grantor trust or S corporation) by the number that is the lesser of twenty (20) and the number that would bring the total number of such partners to four hundred fifty (450). Any permitted Transferee of Series G Units shall be admitted as a substituted Limited Partner upon such Transferee’s agreeing in writing to be bound be the terms of the Agreement and this Term Sheet.
     Section 10. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series G Units.
     Section 11. Miscellaneous. Except as supplemented by the provisions hereof, the Agreement, shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.
     (a) This Term Sheet shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.
     (b) This Term Sheet may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
     (c) Notwithstanding any other provision of the Agreement, this Term Sheet may only be supplemented, amended or otherwise modified with the approval of all of the holders of Series G Units.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date first written above.

GENERAL PARTNER: MHC TRUST
By:	/s/ Martina Linders
	Name:	Martina Linders
	Title:	Vice President of Tax and Accounting

SERIES G PARTNER: MHC TRUST
By:	/s/ Kenneth Kroot
	Name:	Kenneth Kroot
	Title:	Senior Vice President and General Counsel

[Signature Page to Series G Term Sheet]